Exhibit 10.44.1

November 19, 2003

Mr. Raymond A. Link
Vice President — Finance
Chief Financial Officer
TriQuint Semiconductor Inc.
[address]

Dear Ray:

This letter agreement (“Agreement”) is to confirm our understanding regarding your position as Vice President of Finance and Administration, Secretary and Chief Financial Officer of TriQuint Semiconductor, Inc., (“TriQuint” or “the Company”).

1. Employment

The Company hereby agrees to employ Raymond A. Link (“Employee”) and Employee hereby accepts such employment subject to the terms and conditions of this Agreement. The parties agree that the Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, subject to the right of the Employee to recover damages as set forth in Section 8 hereof. Employee understands and agrees that neither his job performance nor promotions, commendations, verbal commitments, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

2. Full Time, Reporting, Position

Employee shall exert his best efforts and devote substantially all of his working time and attention to the affairs of the Company. Employee shall report to the President and CEO. The Employee shall serve in a management position with duties and authority as determined by the President and CEO.

3. Term

The term of this Agreement shall run from the date hereof, through December 31, 2008, but Employee may terminate his employment at any time.

4. Base Compensation

An annual rate of pay of $225,750 per year shall be paid in accordance with TriQuint’s procedures and subject to annual upward adjustment based on merit and other factors in accordance with TriQuint’s policies and procedures. The Employee will retain his ESOP benefits and medical benefits as if he were a Sawtek employee. The Employee shall be entitled to all insurance and all other benefits offered to employees of TriQuint, including 401(k), ESPP, PTO and holiday pay.

5. Bonus and Benefits

The Employee is eligible to receive an annual target bonus of up to 45% of his base compensation in compliance with the corporate wide bonus plan. The bonus is not guaranteed and may be zero if Employee and the Company do not achieve the performance goals for the year. The amount of bonus that you earn for any given year and the payment schedule will be in compliance with the then current plan. In the event of your termination, bonus payout, if any, shall be in accordance with the then current plan.

6. Reimbursement of Expenses

Employee may incur reasonable expenses during the course of performing the duties assigned to Employee, including expenses for entertainment, lodging, meals, travel, postage, professional dues, automobile mileage at the Company’s approved reimbursement rate and similar items. The Company will reimburse Employee for all such expenses upon Employee’s periodic presentation of an itemized account of such expenditures in accordance with Company’s reimbursement policies and procedures.

7. Termination of Employment

The employment of the Employee may be terminated only as follows:

(a)   Resignation with Cause.   Employee may terminate his employment for “good reason” by virtue of a material breach of this Agreement by the Company after giving the Company written notice of such breach and affording the Company the opportunity to cure such breach within sixty (60) days following the Company’s receipt of written notice. The company may at its discretion, during the 60 day period, review the Reasons for Termination and may reverse the conduct which gave rise to Good Reason, thereby reversing the Resignation with Cause. To be effective as Resignation with Cause, the employee’s resignation must be tendered within thirty days of the expiration of that 60 day period. A resignation of your employment for any other reason or under any other circumstances shall be a “Resignation Without Good Reason.”

(b)   Termination for Cause by the Company.   The term “Termination for Cause” shall mean a termination of your employment by the Company for any of the following reasons: i) intentional failure to perform assigned duties, ii) personal dishonesty, iii) incompetence, iv) willful misconduct, v) any breach of fiduciary duty involving personal profit, vi) willful violation of any domestic or international law, rule, regulation (other than traffic violations or similar minor offenses) or final cease and desist order, or any sexual or other harassment of others;   provided however, that with respect to reasons i), and  iii) above, no Termination for Cause shall be deemed to have occurred if you have not been provided with written notice of the factual basis for the alleged failure to perform or incompetence and a sixty (60) day period to take corrective action. If the actions (or failure to act) constitute the alleged grounds are not cured to the reasonable satisfaction of the CEO and Board of Directors within the 60-day period, the Employee’s employment shall be terminated. In determining incompetence, the act or omissions shall be measured against standards generally prevailing in the industry. A termination of your employment by the Company for any other reason than those stated in i) through vi) above, or under any other circumstances than those stated in this paragraph, shall be a “Termination Without Cause.”

(c)   Death.   Employee’s employment shall terminate effective on the date of death of Employee. Any obligation of the Company to Employee not discharged or dischargeable prior to Employee’s death, however, will be discharged thereafter in accordance with this Agreement.

(d)   Disability.   This Agreement shall terminate upon the total disability of the Employee. Employee’s total or partial disability shall not extend the term of this Agreement.

(e)   Termination Without Cause.    The Company may terminate the Employee’s employment at any time, without cause or reason. A termination of employment by the Company for any other reason than those stated in 7(b) i) through vi) above, shall be a “Termination Without Cause.”

8. Severance Benefits. You shall be entitled to receive severance benefits upon termination or resignation of employment only as set forth in this Section 8:

Termination for Cause/Resignation Without Good Reason.   In the event of a Termination for Cause or Resignation Without Good Reason, then you shall not be entitled to receive payment of any severance benefits. You will receive payment(s) for all salary and unpaid Paid Time Off accrued as of the date of termination of your employment and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

Termination Without Cause.   In the event of a Termination Without Cause you will be entitled to receive payment, within thirty (30) days of the date on which your employment terminates, of severance benefits equal to a lump sum payment equivalent to 12 months Base Salary less appropriate required deductions. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided at the Company’s cost over the 12 month period immediately following the termination (the “Severance Period”).

Resignation with Cause.   In the event of a Resignation with Cause, then you will be entitled to receive payment, within thirty (30) days of the date on which your employment terminates, of severance benefits equal to a lump sum payment equivalent to 12 months Base Salary less appropriate required deductions. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided at the Company’s cost over the 12 month period immediately following the termination (the “Severance Period”).

Termination by Reason of Death or Disability.   In the event that your employment with the Company terminates as a result of your death or Disability (as defined above), you or your estate or legal representative will receive all salary and unpaid Paid Time Off accrued as of the date of your death or Disability, all severance benefits payable under Section 8 “Termination Without Cause” above and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. For purposes of this Agreement, disability coverage and definition will be in compliance with the then current Company insured plans.

9. Non-Disclosure and Intellectual Property Agreement

Employee and the Company have entered into the Non-Disclosure and Intellectual Property Agreement, a copy of which is attached to this Agreement as Exhibit A.

10. Stock Options

Employee will be eligible to receive stock options annually in accordance with the current guidelines of the Company.

11. Change of Control Benefits

In the event there is a change of control at TriQuint (defined as any change in ownership of more than 50% of the common stock or sale of more than 50% of the net assets), Employee will be paid one year’s base pay as a lump sum. If the Employee is paid this lump sum payment, he will not be eligible for additional subsequent severance payments. In addition, the stock options granted to Employee on July 19, 2001, will become fully vested on the date the change in control is consummated. In the event TriQuint merges with another company, below a 50% ownership change, but above a 30% ownership change, and

Employee is not retained as the CFO of the surviving entity for a period of not less than one (1) year, then the change of control benefits shall apply. This Change of Control Benefits paragraph of this Agreement shall survive the term of this Agreement.

12. Title, Office and Administrative Support

Employee’s title shall be as noted above, and he will be provided with appropriate VP level office space and administrative support.

13. Binding Effect

This Agreement shall be binding on TriQuint and its successors and assigns. This Agreement shall inure to the benefit of the Employee and his executor, administrator, heirs and personal representatives.

14. Applicable Law and Venue

This Agreement shall be interpreted, construed and governed by the laws of the State of Oregon, without regard to its conflicts of the laws. The venue for any action arising out of or in connections with this Agreement shall be in Oregon.

15. No Mitigation

Employee shall not be requited to mitigate damages by seeking other employment or otherwise, nor shall the amount of any damages be reduced by any compensation earned after termination of employment.

16. Attorney’s Fees

In the event that any litigation or controversy arises out of or in connection with this Agreement, the prevailing party in such litigation or controversy shall be entitle to recover from the other party all reasonable attorneys’ fees, expenses and suit costs, including those associated with any appellate or post-judgement proceedings.

17. Severability.

If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of the Agreement or of any part hereof.

18. Other Agreements

This Agreement supercedes the letter agreement dated July 12, 2001, and the employment agreement dated May 15, 2001, and the employment agreement dated November 20, 2002 and represents the entire agreement between the parties, other than the agreement attached as Exhibit A, and the stock option agreements in force between Employee and Company.

19. Dispute Resolution Process.

(a)   Election of Remedies.   All disputes arising out of this Agreement, including those relating to the meaning or effect of any of its provisions, and all disputes arising out any aspect of the employment relationship, including Employee’s rights under any federal, state (excluding workers compensation) or local employment and/or labor law or regulation, shall be exclusively resolved in a final and binding manner through arbitration as set forth in this Section 20. Employee and the Company therefore expressly waive the right to litigate any such disputes in any other forum, administrative or judicial, and expressly waive the right to trial by jury.

(b)   By Employee.   Employee shall have the discretion to invoke arbitration under Section 20 and upon so doing, Employee shall be barred from pursuing the same dispute in any other contractual or statutory forum, regardless of whether Employee elects to exhaust the chosen procedure.

(c)   By the Company.   The Company shall have the discretion to invoke final and binding arbitration as set forth in this Section 20 when it believes Employee has violated any of the terms and conditions of this Agreement or Employee has asserted any violation of this Agreement by the Company, and shall be required to do so in any dispute in which claims monetary damages from Employee. However, this shall not prevent the Company from taking any form of disciplinary action against Employee, but Employee shall then have the right to challenge such action under the procedures established in this Section 20.

(d)   Injunctive or Other Equitable Relief.   Nothing in this Section 20 shall prevent Employee or the Company from seeking injunctive relief against the other in circumstances allowed by law and/or authorized by any of the terms and conditions of this Agreement.

(e)   Initiation of Process.    In the event either party claims any violation of this Agreement, the party must notify the other party in writing within thirty (30) calendar days of the occurrence or the date the occurrence should reasonably have become known. In the event either party claims any violation of any applicable statutory right, the party must notify the other party in writing within six (6) calendar months of the occurrence or the date the occurrence should reasonably have become known. The notice shall describe the alleged violation and identify any relevant provisions of this Agreement, the proposed remedy and, if from Employee, the desired dispute resolution process.

(f)   Mediation.    Upon notification that a dispute exists, either party shall then have thirty (30) calendar days in which to notify the other that the matter will be referred to mediation (which shall not be adversarial in nature). The parties (or their representatives) shall immediately attempt to agree upon a mediator, and shall have the right to have representatives, including counsel, present at mediation.

If a party does not exercise its right to require mediation within the thirty (30) days or the parties are unable to select a mediator or reach agreement in mediation then, within fifteen (15) calendar days thereafter, either party may invoke arbitration or the alleged violation(s) shall be deemed waived for all purposes.

Each party will bear its own costs and attorneys fees in any mediation, and the mediation fee and any related costs shall be the responsibility of the party demanding mediation.

(g)   Arbitration.   Except as expressly modified by this Section 20 (g), arbitration shall follow the procedures established in the Employment Dispute Resolution Rules of the American Arbitration Association or its successor.

(h)   Selection of Arbitrator.   In any such dispute and request for arbitration, the moving party shall submit a request to the American Arbitration Association for a list of seven National Academy arbitrators maintaining their primary residence in Washington or Oregon. Upon receiving the list, the parties shall alternately strike one name each, with Employee striking first, until one name remains on the list.

(i)   Conduct of Arbitration Hearing.   Except as expressly modified by this Section 20 (i), the arbitrator shall follow the procedures established in the Employment Dispute Resolution Rules of the American Arbitration Association and the National Academy of Arbitrators Code of Professional Responsibility. Either party may require that a professional reporter prepare an official record of the proceedings.

(j)   Damages.   An arbitrator selected to hear a dispute shall be authorized to determine and award such damages as either party could have received in an appropriate action in the Oregon or federal courts under Oregon and/or federal law, and the same shall be true of prevailing party reasonable attorneys fees and costs incurred in the litigation, excluding any attorneys fees or costs incurred in connection with any mediation.

(k)   Arbitration Decision and Award.   The decision of the arbitrator shall be in writing, shall state findings of fact and conclusions of law, and shall be signed by the arbitrator and served on both parties.

(l)   Costs of Arbitration.   Except as otherwise provided in Section 20(l), each party will bear its own costs and attorneys’ fees in any arbitration proceeding and one-half of the arbitrators and any separate arbitration and/or reporting fees.

(m)   Severability and Reformation.   Employee and the Company acknowledge that the law is evolving as it relates to final and binding arbitration of disputes arising out of employment relationships, and particularly disputes arising under federal and state laws, and therefore all of the provisions of this Section 20 shall be subject to Section 18 of this Agreement.

This letter agreement may be modified or amended only by a written agreement, signed by the Company and by you.

Signed:		Signed:
/s/ Ralph Quinsey	November 24, 2003	/s/ Raymond A. Link	November 24, 2003
Ralph Quinsey	Date	Raymond A. Link	Date
President and Chief Executive Officer